Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
Wyeth	Wyeth
(973) 660-5218	(973) 660-5340

Wyeth Provides Update on Timing of FDA Inspection of Guayama

Facility, Reaffirms 2007 Guidance and Comments on Hormone Therapy

Litigation

Madison, N.J., February 28, 2007 - Wyeth (NYSE: WYE) today provided an update on the timing of the U.S. Food and Drug Administration’s (FDA) general re-inspection of the Company’s Guayama, Puerto Rico manufacturing facility. Based upon FDA internal scheduling and work plans, the inspection of the site, which began in late January 2007, is expected to take at least several more weeks to complete. The inspection is related to an FDA Warning Letter received in May 2006 that raised several specific concerns about manufacturing at the Guayama facility. As previously noted, the Company has undertaken a corrective action plan to improve compliance at the plant.

Wyeth also reaffirmed its 2007 full year pro forma diluted earnings per share guidance of $3.40 to $3.50, an increase of 8% to 11% over 2006. This pro forma estimate excludes any potential restructuring charges resulting from the Company’s ongoing review of business processes and systems.

Wyeth (Continued)

The Company added that diluted earnings per share for the 2007 first quarter is expected to exceed the current First Call mean analyst estimate of $0.85.

In addition, Wyeth reviewed the progress of hormone therapy litigation and commented on recent verdicts. The Company noted that as of December 31, 2006, it was defending approximately 5,200 actions in various federal and state courts throughout the United States on behalf of approximately 8,400 women for personal injuries related to the use of its hormone therapy products. The total number of cases, approximately 60% of which were filed in federal courts and 40% in state courts, has not changed substantially since the Company’s last update. Wyeth stated that it intends to vigorously defend itself against these actions.

Wyeth will hold a conference call with investors and research analysts at 5:00 p.m. Eastern Time today. Interested investors and others may listen to today’s call live or on a delayed basis through an Internet webcast, which may be accessed on the Company’s Internet website at http://www.wyeth.com by clicking on the “Investor Relations” hyperlink. Also, please refer to the Company’s Internet website for recent announcements and additional information.

Wyeth (Continued)

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products, including with respect to our pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; data generated on our products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, Risk Factors.” The forward-looking statements in this press release are qualified by these risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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